UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2021

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38169	45-3864597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Pluckemin Way, Suite 103

Bedminster NJ 07921

(Address of principal executive offices, including zip code)

(212) 461-2315

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	TYME	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Comment – Use of Terminology

Throughout this Current Report on Form 8-K, the terms “the Company,” “we” and “our” refer to Tyme Technologies, Inc., a Delaware corporation, together with its subsidiaries (“TYME”).

Item 2.02.	Results of Operations and Financial Condition

On June 10, 2021, TYME released financial information for the year ended March 31, 2021. The press release related to the Company’s earnings is furnished as Exhibit 99.1 to this current report.

Item 8.01.	Other Events.

As previously disclosed, in January 2021, Tyme initiated a comprehensive strategic review to assess the Company’s existing opportunities, explore untapped opportunities that may have been overlooked and maximize the efficiency of our capital expenditures in an effort to unlock TYME’s full potential. In the above-referenced press release, the Company also provided a corporate update and key findings and conclusions of its strategic review process.

The strategic review process encompassed an extensive review of internal and external resources, the design of and results from our preclinical and clinical trials, the likelihood of approval by the Food and Drug Administration (“FDA”) or similar regulatory authorities outside the United States, the potential market for pipeline candidates, the costs and complexities of manufacturing to ensure a safe and sustainable supply of investigational compounds can be delivered to patients, the potential of competing products, the likelihood of any challenges to our intellectual property, regardless of merit, the ongoing and potential effects of COVID-19 or any future pandemics, and industry and market conditions generally. The review included internal and external assessments by industry experts, key opinion leaders (“KOLs”) and advisors with considerable experience in the various areas we sought to probe and explore.

The strategic review process resulted in the following key takeaways:

First in Human study and Compassionate Use Program data with responses across 15 cancer types shows potential for broad development options, however focus is critical.

The First in Human (“FIH”) study was designed as a safety study enrolling all-comers of solid tumors that had exhausted or refused available treatment options. Ultimately the trial yielded a 33% objective response rate (“ORR”) based on Response Evaluation Criteria In Solid Tumors 1.1 (“RECIST”) criteria, another 57% experiencing stable disease for median duration of 11 months, and a median overall survival of 29.8 months. The results of the FIH study were published in the journal, Investigational New Drugs, in March 2019. This trial, together with the Compassionate Use Program, as described below under the caption “Completed Studies”, ultimately resulted in observed anti-tumor responses in 15 different cancer types, and with minimal drug-related serious Grade 3 or higher serious adverse events. These results offer TYME multiple potential development options, however, they also highlight the importance of focusing in on the settings that offer the most strategic approach, as well as on following our scientific and biomarker findings.

Breast cancer is a priority indication for development.

Our review of the results from study of SM-88 for the treatment of breast cancer in the FIH study and Compassionate Use programs indicate that hormone receptor positive (“HR+”) and human epidermal growth factor receptor 2 negative (“HER2-“) disease (“HR+/HER2-“) is a distinct opportunity. Accordingly, we have identified breast cancers as a strategic priority as we look to expand our indications within our portfolio for SM-88 and to validate previously seen results in areas of unmet need. Anti-tumor activity was observed in several key breast cancer conditions, however, the strongest data were in the patients with HR+/HER2- disease where complete responses were observed. Furthermore, important changes are occurring in the treatment paradigm of this patient group. In particular, a broadly used and successful class of drugs, CDK4/6 inhibitors, previously approved for use in advanced lines of metastatic therapy, has since been approved and is transitioning use to earlier stages of metastatic disease, as well as pre-metastatic settings. There are limited FDA-approved treatment options following CDK4/6 inhibitors in this disease, other than chemotherapy treatment. Therefore, we believe SM-88’s safety and efficacy profile could offer an alternative treatment option for these patients prior to advancing to chemotherapy treatment. To address this, together with clinicians at Georgetown University, we entered into an agreement to conduct a trial to study the activity and overall profile of SM-88 for use in patients after failing or progressing on a CDK4/6 inhibitor, as an alternative to a chemotherapy option. The Phase II OASIS trial, as described below under the caption “Ongoing Studies”, will be conducted at several Georgetown University/MEDSTAR sites, enrolling up to 50 women with HR+/HER2- metastatic breast cancer after failing or progressing after a CDK4/6 inhibitor.

Pancreatic cancer second-line Precision Promise trial is the priority in this cancer.

We undertook a comprehensive review of the two ongoing trials evaluating SM-88 in pancreatic cancer—Precision Promise, the Pancreatic Cancer Network-sponsored trial that is evaluating SM-88 as a second-line therapy, and TYME-88-Panc (Part 2), our clinical trial evaluating SM-88 as a third-line therapy. As part of that process, we reviewed our overall pancreatic cancer clinical trial spending and evaluated the cost benefit per investment to determine how they might each impact the Company and our overall strategy. Our findings indicated we were wholly invested in one indication with nearly all of our aggregate clinical investment in pancreatic cancer. Furthermore, we identified that the two concurrent pancreatic cancer trials in third-line and second-line appear to be operating on similar enrollment timelines and determined that there were more efficient uses of capital.

The enrollment rates for TYME-88-Panc trial have progressed more slowly than the Company initially anticipated, due in large part to the COVID-19 pandemic, and our current projections for enrollment for these trials indicate that Precision Promise is likely to complete enrollment in a similar timeline to TYME-88-Panc, (Part 2). Furthermore, while considering additional investments in TYME-88-Panc to accelerate enrollment, we identified higher-than-expected drop-out rates in patients randomized to the chemotherapy control arm, which could potentially impact the interpretive and regulatory utility of the data. Based on the comparative enrollment rates, the potential to reach patients earlier in disease progression in the second-line Precision Promise trial, potential impacts on data utility and expected resources needed for study success, we made the decision to focus our resource allocation and development priorities toward second-line treatments with the Precision Promise trial and other indications could provide a diversified portfolio. Accordingly, the Company has decided to stop enrollment in TYME-88-Panc and to begin the process of closing down the trial.

Need to identify targeted patient populations.

The number of clinical trials incorporating pharmacogenomic and/or pharmacogenetic analysis to stratify patients for predictive response, safety, or dosing, has more than doubled since 2010 and represents 42% of oncology trials in 2019. Predictive biomarker-based therapies are designed to predict tumor response to a specific therapy by providing information regarding which molecular alterations are driving cancer growth. Predictive biomarkers can be used to select for which patient population a treatment is likely to have an effect and can enable TYME to employ a more targeted approach, which could result in better trial designs, and potentially deliver better outcomes for patients and increase the likelihood of future clinical success. Therefore, the Company launched a SM-88 biomarker initiative. As part of this initiative, we have engaged a leading global drug discovery, research and development company, as well as leading academic institutions to assist us in expanding our understanding of the biological mechanisms of SM-88, and other potentially targetable aspects of cancer metabolism. Our goals are to identify actionable biomarkers of sensitivity and activity of SM-88 in different cancers, as well as to identify potential combination strategies for SM-88 with existing standards of care. The work to support the biomarker initiative is expected to include use of existing cancer models, human derived cancer models and organoids, as well as patient genomic samples and ultimately patient tumor biopsy analysis. Some of the analyses planned include genomic analysis, gene transcription analysis, epigenetic changes, and alterations in multiple aspects of cellular metabolism. Together with our collaborators, we intend to use these findings to identify potential patient biomarkers and to attempt to validate them in future clinical settings.

Need to identify clear development pathway for TYME-19.

COVID-19 and the landscape for TYME-19 are each rapidly evolving, which highlights the importance of navigating the environment appropriately. As we progress the TYME-19 preclinical program, we will assess the changing market and potential partners as we continue our focus in oncology.

Item 9.01	Financial Statements and Exhibits.

Set forth below is a list of the exhibits to this Current Report on Form 8-K.

Exhibit Number	Description

99.1	Press Release, dated June 10, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Dated: June 10, 2021	By:	/s/ James Biehl
James Biehl, Chief Legal Officer